EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call Event Date/Time: Mar. 05. 2007 / 8:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

CORPORATE PARTICIPANTS

 Alan Kessman

 Vion Pharmaceuticals, Inc. - CEO

 Howard Johnson

 Vion Pharmaceuticals, Inc. - President, CFO

 Ann Cahill

 Vion Pharmaceuticals, Inc. - VP Clinical Development

 Meg Fitzgerald

 Vion Pharmaceuticals, Inc. - Chief Business Officer

CONFERENCE CALL PARTICIPANTS

 Keith Haan

 Summer Street Research Partners - Analyst

 Vinny Jindal

 ThinkEquity Partners - Analyst

 Ren Benjamin

 Rodman & Renshaw - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 Vion Pharmaceuticals earnings conference call. My name is Annie and I will be your coordinator for today.

At this time, all participants are in listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes.

This conference call will contain forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risk attendant to the forward-looking statements, included under Item 1A, risk factors in Vion's annual report on Form 10-K for the year ended December 31, 2005.

In particular, there can be no assurance as to the results of any of the Company's clinical trials or that any of these trials will continue to full accrual or that any of these trials will not be discontinued, modified, delayed or ceased all together. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

And now I will turn over this conference call to Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals.

 Alan Kessman  - Vion Pharmaceuticals, Inc. - CEO

 Thank you, operator, and good morning, everyone. Welcome to Vion Pharmaceuticals 2006 fourth quarter and year-end conference call.

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

With me today is Howard Johnson, our President and CFO, Meg Fitzgerald, our Chief Business Officer, Ann Cahill, our Vice President of Clinical Development, and Aileen Ryan, our Vice President Regulatory Affairs. Howard will take you through the financial results in a moment, but first I'd like to update you on our operations.

Most of you know that we recently completed a private placement of $60 million of our 7.75% senior convertible notes and warrants. Net proceeds to the Company are expected to be approximately $55.4 million. As of today, our cash position is over $82 million.

We believe that the financing was a great success and positions the Company optimally to execute on its goal of registering Cloretazine for the treatment of acute myelogenous leukemia in the United States in the next two years. We can tell you the Company story was very well received by the investment community.

Our strategy with this financing was to raise enough capital so that the Company could complete patient accrual to its two pivotal trials in AML over the next 12 months and then if the data was favorable, file a new drug application with the FDA and potentially receive approval for Cloretazine in the U.S.

We believe that we have accomplished this goal and more. With the additional monies raised, we believe we now can operate the Company into mid 2009 under our current operating plan and pursue an expansion of Cloretazine's clinical development in both hematologic malignancies and solid tumors while aggressively preparing for both registration and commercial launch.

We believe that the financing also puts us in a position of strength from a business development perspective. We believe that our company represents one of the few, and one of the best, pure play late stage clinical development opportunities in oncology for potential pharmaceutical partners.

Most of you know we have done a significant amount of analysis of the opportunity for Vion to launch Cloretazine if approved for the treatment of AML in the U.S. using its own future sales force. This remains a viable option for our company but we continue to engage in discussions with larger companies with infrastructure for oncology product development and commercialization, and when we have these discussions, we are willing to discuss Cloretazine rights worldwide.

It remains our objective to maximize shareholder value and our business development efforts. And with a strong cash position, we believe that we have an even better opportunity to do so because we have more options.

Let me now share with you where we stand with respect to the critical Cloretazine clinical trials. Our Phase III trial is coming up on an important milestone.

We expect the interim analysis of 210 patients by our data safety monitoring board, or DSMB, to take place in the second quarter of 2007. In the meantime, our Phase III trial of Cloretazine and relapsed AML continues to accrue patients at over 65 sites.

Ann Cahill and her team in clinical affairs are working hard to make sure the trial stays on target for its accrual goals. We are now adding Australia to the list of countries that will be participating on the trial in order to continue to be in a position to complete accrual to this trial within the next 12 months.

Our pivotal Phase II trial in elderly de novo poor-risk patients also continues to accrue patients. We announced in January 2007 that we would proceed to the second stage of accrual to this trial and we continue to expect that the total accrual of 85 patients will be completed by the end of the second quarter of 2007.

Based on this schedule, we would expect to be able to present data from this trial at the American Society of Hematology conference in December 2007. These data, if positive, would also be the focus of our first potential NDA filing in 2008.

Our Phase II trial of Cloretazine in small-cell lung cancer is also accruing patients. We have said that there will be additional data on this trial at the ASCO meeting this year.

We also expect to hold an investigative meeting at ASCO to formulate the future development path for Cloretazine in this indication. We have been planning and are now in a position to initiate additional trials of Cloretazine in adult and pediatric brain tumors, bone marrow transplant regimens, and additional AML patient populations.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

We are also exploring the significant indications of interest from several investigators and cooperative groups overseas to incorporate Cloretazine into their AML trials.

Let me now shift gears and discuss our efforts to prepare for a potential regulatory filing of Cloretazine next year. As you know, we hired Aileen Ryan this past summer to head our regulatory efforts. She came to us from Bayer where she most recently was Head of Regulatory Strategy Worldwide for Oncology and was responsible for their successful efforts to get Nexavar approved in the U.S. and Europe.

Eileen has done a great job getting up to speed on Cloretazine and our two registration pathways in AML. She is now planning and organizing our NDA filing activities including pre-NDA discussions with the FDA in order to obtain their agreement on the format and content of the chemistry, manufacturing and controls, nonclinical and clinical sections of the NDA. We will continue to update the investment community on the time line for registration if the data from our pivotal trials of Cloretazine proves positive.

Finally, with respect to Cloretazine, an update on our prelaunch marketing efforts. In addition to our business development activities, Meg Fitzgerald, our Chief Business Officer, plans to escalate her prelaunch activities this year now that we have more capital.

We will continue, of course, to focus on recruiting key opinion leaders in the U.S. and Europe. We are substantially ramping up our medical education activity for the U.S. launch.

During 2007 Vion will have a presence at more than a dozen hematology and oncology meetings in the U.S. and Europe and will hold four advisory board meetings with key U.S. and international opinion leaders, focusing on commercial launch and product lifecycle issues. Planning also continues for building of a U.S. field force and medical science liaisons are expected to be deployed within six to nine months of a projected product launch.

Now a few words on the rest of our product pipeline. Based on the abstracts we have seen filed by investigators in our collaboration with the National Cancer Institute on Triapine, our second clinical drug candidate, we expect there to be additional data on intravenous Triapine available at ASCO this year.

Our strongest signal to date with Triapine has come from our own Phase II data of Triapine and Gemcitabine in pancreatic cancer, where a median survival of eight months for patients on that study was reported at ASCO in 2006. The NCI has been conducting an additional trial of Triapine and Gemcitabine which is now closed, so we will be looking for the data from that trial to see if it continues to support the interesting finding from our own trial.

Trials continue under NCI sponsorship of Triapine and radiation in gynecologic and pancreatic cancers, Triapine and Fludarabine in myeloproliferative disorders, chronic myelomonocytic leukemia and blastic phase chronic myelogenous leukemia And two trials of Triapine and Gemcitabine in solid tumors and in lymphoma. A Phase I trial of oral Triapine is now open as well.

With respect to our third potential anticancer agent, VNP40541, we continue to complete the preclinical studies and gather the other information requested by the FDA so that we can refile our IND for VNP40541 by the end of the year.

And now I'll ask Howard Johnson to present the quarterly and year-end 2006 results to you.

 Howard Johnson  - Vion Pharmaceuticals, Inc. - President, CFO

 Thank you, Alan.

Our net loss for the fourth quarter of 2006 was $6,101,000, or $0.09 per share based on weighted average common shares outstanding of 66,284,000 shares. Our loss from operations for the quarter was $6,508,000 compared to $5,188,000 in the same period a year ago.

The loss included $3,087,000 in clinical trials expense compared to $2,581,000 last year. This increase in expense of $506,000 was primarily due to increased spending on Cloretazine trials, as well as increased stock compensation expense as a result of the adoption of FAS 123R in 2006. These amounts were offset by a decrease in product manufacturing expenses.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

Other R&D expense increased slightly by $97,000 in the quarter from $1,803,000 in the 2005 period to $1,900,000 in the 2006 period. We continued our preclinical development support of Cloretazine's clinical developments in the quarter, as well as our preclinical development of VNP40541. Total R&D was therefore $4,987,000 for the 2006 quarter, up $603,000 from $4,384,000 in the same 2005 period.

G&A expenses increased in the quarter by $381,000 from $809,000 last year to $1,190,000 this year. This increase was primarily due to stock compensation expense.

Marketing expense was $337,000 in the 2006 period for initial prelaunch marketing activities for Cloretazine. We did not incur any marketing expense in 2005. The overall impact on the financial statements from the 2006 adoption of FAS 123R for the three-month period was $587,000.

We had $434,000 of interest income in the 2006 quarter, down $105,000 from the 2005 period, due to lower invested cash balances. For the year our net loss was $25,347,000, or $0.38 per share based on weighted average common shares outstanding of 66,196,000.

Our 2006 loss from operations was $27,249,000 compared to $19,821,000 in 2005. The 2006 loss included $13,070,000 in clinical trials expense compared to $9,996,000 in 2005.

This increase in expense of $3,074,000 was primarily due to increased spending on Cloretazine trials and increased stock compensation expense as a result of the adoption of 123R in 2006. A portion of the increase in clinical trials expense was due to a reduction to the accrual for clinical trials expense recorded in the third quarter of 2005 as actual expenses for two trials were less than original estimates.

Our other R&D expense increased by $1,805,000 for the year from $6,609,000 in 2005 to $8,414,000 in 2006. This increase came from higher development costs to support a potential registration filing for Cloretazine and preclinical development costs related to filing an IND for our agent VNP40541, as well as stock compensation expense. Total R&D was therefore $21,484,000 for 2006, up $4,879,000 from $16,605,000 for 2005.

G&A expenses increased for the year by $1,023,000 from $3,239,000 in 2005 to $4,262,000 in 2006. This increase was primarily due to stock compensation expense.

Marketing expense was $1,525,000 in 2006 for initial prelaunch marketing activities for Cloretazine. We did not incur any marketing expense last year.

The overall impact on the financial statements from the 2006 adoption of SFAS 123R for the year was $1,946,000. We had $1,994,000 of interest income for 2006, up $166,000 from last year, due to higher interest rates partially offset by lower invested balances.

We ended the year with 30 million-- $30.9 million, excuse me, in cash and cash equivalents. As Alan has mentioned, with net proceeds of $55.4 million from our recent placement of notes and warrants, our cash position is now over $82 million.

Based on our current operating plan, which does take into account estimated costs associated with the potential registration and initial commercialization by Vion of Cloretazine for the treatment of AML in the U.S., we believe that the Company is funded through mid 2009. As you know, a cash forecast for any 24-month period includes many different assumptions and estimates and therefore is subject to change.

Thank you all for listening today. We are now ready to take your questions.

 QUESTION AND ANSWER

Operator

 [OPERATOR INSTRUCTIONS] Your first question comes from the line of Keith Haan with Summer Street Research.

 Keith Haan  - Summer Street Research Partners - Analyst

 Good morning.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

A couple of questions on the Cloretazine studies outside of the ones that are going on now, particularly with respect to the transplant studies and you mentioned some combination therapy studies. Can you give us a hint on, in terms of the timing of those and maybe a little bit more on the specifics?

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 This is Ann Cahill from Clinical Development.

I can tell you that the conditioning regimen trial is getting ready to enroll. That's in the final stages of approval.

The combination studies of Cloretazine with different doses of Ara-C and in other combinations are really at the concept stage and, in the case of the Cloretazine Ara-C trial, in the later stages of approval by institutional IRBs but are not yet enrolling. Again, these are investigator-initiated trials, so most of this information is controlled by the universities.

 Keith Haan  - Summer Street Research Partners - Analyst

 Okay.

And so in terms of the Vion sponsored studies, is the transplant study the main study that you guys are going to be sponsoring going forward?

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 The transplant study is investigator-initiated as well.

 Keith Haan  - Summer Street Research Partners - Analyst

 Okay. Okay.

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 I should-- I would add, though, we have very close relationships with these institutions, so we work collaboratively with them both in the design and the execution of the studies.

 Keith Haan  - Summer Street Research Partners - Analyst

 Okay.

And in terms of the small-cell study, do you have any idea how many patients we might be seeing at the data cutoff at ASCO?

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 I can't recall. I'm sorry. I don't have that number in front of me.

I'd say it will have additional experience at the 100-milligrams per metered squared cohort on top of what we published in November, so it will be in the 40 to 50-patient range.

 Keith Haan  - Summer Street Research Partners - Analyst

 Okay. And in terms of the next step forward in lung cancer, when might we be expecting to hear about that?

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 Well, on the data set that we show at ASCO, we'll convene an investigator advisory board there. What we'll do is define kind of the go no-go parameters for response rate, but we're interested enough in the data to have committed to fully enrolling the Phase II trial over the period of 2007.

So I think that those two events, the investigator meeting in May and the experience of the patients through the balance of the year will inform the decision at the end of the year or the beginning of next year as to our plans in small-cell lung cancer.

 Keith Haan  - Summer Street Research Partners - Analyst

 Okay. Thank you.

Operator

 Your next question comes from the line of Vinny Jindal with ThinkEquity.

 Vinny Jindal  - ThinkEquity Partners - Analyst

 Hey, guys.

Looking to flesh out a little bit the plans that you may have in place now for launching Cloretazine, including approximately what size of sales force do you think you need and when do you think you would implement it?

 Meg Fitzgerald  - Vion Pharmaceuticals, Inc. - Chief Business Officer

 Sure, hi. This is Meg Fitzgerald.

We are currently working with a launch window that encompasses the fourth quarter of 2008, so we'll deploy MSLs, as Alan mentioned, in the field, probably four to five of them covering each region six to nine months prior to launch followed by a rolling deployment of about 20 to 30 specialty sales reps, as well as operational and regional sales leadership.

The assumptions for this field force are a universe of 3500 customers, 80 key institutions, and 100 community-based hospitals. So the field force of 20 to 30 representatives would target the top tier prescribers of that 3500-person universe.

 Vinny Jindal  - ThinkEquity Partners - Analyst

 Got you. Great. Thanks a lot, guys.

 Alan Kessman  - Vion Pharmaceuticals, Inc. - CEO

 You're welcome.

Operator

 [OPERATOR INSTRUCTIONS] There are no further questions at this time. Actually, I'm sorry, there is a question from Ren Benjamin with Rodman and Renshaw.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Hi. Good morning and thanks for taking the question.

 Alan Kessman  - Vion Pharmaceuticals, Inc. - CEO

 Good morning.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 I jumped on the call a little late, so I-- hopefully you haven't answered this already. But can you give us a little bit of detail, l guess, surrounding this futility analysis that's being conducted for which we'll get the data, I guess, from the second quarter you mentioned.

Just some additional, you know, sort of insight into, you know, when was the cutoff date and what exactly is happening right now? Are you guys processing the data? Is there a CRO? What exactly are you looking for? What's going to trigger the futility analysis?

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 CLI037, the Phase III trial of Cloretazine and first relapse AML was written with an interim analysis at the midway point of accrual. So that would be 210 patients. That accrual mark was hit in early November of 2006.

The DSMB requested that those patients have an opportunity to receive and respond to, or be evaluable for response to the therapy. Given that amount of time plus the amount of time to accumulate the data for all 210 patients, we project that that time period will take us into early April to provide that information for the DSMB.

All that information will be provided in an unblinded fashion to the DSMB where upon they will review it, have an opportunity for a face to face meeting, and then make a recommendation back to Vion. The interim analysis includes on both, I know Brian Fleming, analysis at the upper boundary for efficacy and a stochastic curtailment procedure for the lower boundary.

And they'll take both of that, both of those boundaries into consideration as well as the safety analysis for the entire trial experience to date. I should also mention that the DSMB has met twice before on safety and made recommendations to the Company to continue enrollment to the trial.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Okay.

What would be considered, I guess, an upper and lower boundary?

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 We haven't provided those numbers, Ren.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Okay.

Regarding the Phase II trial in the elderly patients, you've obviously hit the first stage and moving on to the second stage is there any way for us to, I mean will you be presenting, let's say, the first stage data? Do you guys ever do that, or will it just be the entire trial results by the end of the year?

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

 Ann Cahill  - Vion Pharmaceuticals, Inc. - VP Clinical Development

 You know, this is a key trial for Vion and it's important that this study is run just as cleanly and as correctly as possible. So we will present-- you can expect that we'll present data at ASH at the end of this year, but we'd like to present as mature a data set as that time period allows.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Okay.

And then finally to not leave Howard out, is there any sort of guidance you can give us for the [inaudible] for 2007?

 Howard Johnson  - Vion Pharmaceuticals, Inc. - President, CFO

 For the cash burn?

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Yes, for the cash burn.

 Howard Johnson  - Vion Pharmaceuticals, Inc. - President, CFO

 Yes, we've been saying about $30 million of cash burn for 2007.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Great. Thank you, guys, very much.

 Alan Kessman  - Vion Pharmaceuticals, Inc. - CEO

 Any other questions, operator? Hello, operator? Well, hearing no questions, I want to thank everybody for attending the session.

Clearly, we are very excited about where we are from a financial and a clinical standpoint. We believe we have taken a major financial risk off the table and as we have said many times, it's really now up to management to execute and for the drug to work, and with that, we will go make all that happen. So thank you very much for attending the session this morning. Bye.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect, and have a great day.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Mar. 05. 2007 / 8:30AM ET, VION - Q4 2006 Vion Pharmaceuticals Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.